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                                                                     EXHIBIT 8.2





                               November 24, 1998




First Sierra Financial, Inc.
600 Travis Street, Suite 7050
Houston, Texas 77002

First Sierra Receivables III, Inc.
600 Travis Street, Suite 6950
Houston, Texas 77002

Ladies and Gentlemen:


     We have acted as special tax counsel to First Sierra Financial, Inc. ("First Sierra") and First Sierra Receivables III, Inc. (the "Depositor"), in connection with the issuance by First Sierra Equipment Contract Trust 1998-1 (the "Trust"), a Delaware common law trust established pursuant to a Trust Agreement, dated as of December 1, 1998, between the Depositor and First Union Trust Company, National Association, as owner trustee, of (i) $_______ of ___% Equipment Contract Backed Notes, Class A-1 (the "Class A-1 Notes"), (ii) $_______ of ____% Equipment Contract Backed Notes, Class A-2 (the "Class A-2 Notes", (iii)$_________ of ___% Equipment Contract Backed Notes, Class A-3 (the "Class A-3 Notes"), (iv) $___________ of ___% Equipment Contract Backed Notes, Class A-4 (the "Class A-4 Notes" and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the "Class A Notes"), (v) $_______ of ____% Equipment Contract Backed Notes, Class B-1 (the "Class B-1 Notes"), (vi) $_______ of ____% Equipment Contract Backed Notes, Class B-2 (the "Class B-2 Notes") and (vii) $_______ of ____% Equipment Contract Backed Notes, Class B-3 (the "Class B-3 Notes"). The Class A Notes, the Class B-1 Notes, the Class B-2 Notes and the Class B-3 Notes are collectively referred to as the "Notes." The Notes were issued pursuant to an Indenture, dated as of December 1, 1998 (the "Indenture"), among the Trust, First Sierra, as servicer and as originator, and Bankers Trust Company, as indenture trustee (the "Indenture Trustee"). Pursuant to the Indenture, the Pledged Property (as defined in the Indenture) will be pledged by the Trust to the Indenture Trustee for the benefit of the Noteholders. Capitalized terms used herein, unless otherwise defined, shall have the meanings set forth in the Indenture.



     You have asked for our opinion concerning the tax treatment of the Notes for Federal income tax purposes. Although no transaction closely comparable to the transactions contemplated by the Indenture has been the subject of any Treasury regulation, revenue ruling, or judicial decision, subject to the assumptions and qualifications set forth below, it is our opinion that, for Federal income tax purposes, the Notes, other than the Class B-3 Notes, will be characterized as indebtedness. In addition, it is our opinion for federal income tax purposes, the Trust will not be characterized as an association or as a publicly traded partnership taxable as

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First Sierra Financial, Inc.
First Sierra Receivables III, Inc.
November 24, 1998
Page 2




a corporation. Further, it is our opinion that the Notes will be treated as indebtedness under the laws of the State of New York. In addition, we confirm that the discussion of federal income tax consequences appearing in the Prospectus and the Prospectus Supplement under the caption "Material Federal Income Tax Consequences" is our opinion as to the material federal income tax consequences of purchasing, owning and disposing of the Notes and expressly adopt it as such.



     Our opinion is based, in part, upon (i) the agreement of the Company, the Depositor, the Trust, the Trustee and the Noteholders to treat the Notes for Federal, state, local, foreign, and other tax purposes as indebtedness (and assumed compliance with such agreement) and (ii) our conclusion that the Federal income tax treatment of the Notes will be determined based on the economic substance of the transactions resulting from the Indenture. Although there can be no assurance that the Internal Revenue Service (the "IRS") will not take one or more possible contrary positions, it is our opinion that none of those positions, if asserted by the IRS, would prevail. Our opinion is based upon the present provisions of the Internal Revenue Code of 1986 as amended, the regulations promulgated thereunder, and judicial or ruling authority, all of which are subject to change, which change may be retroactive. No ruling on any issue discussed above will be sought from the IRS.

     Our opinion contained herein is rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinion contained herein after the date hereof. We hereby expressly reserve our opinion with regard to the class B-3 Notes.

     This opinion is furnished by us as counsel in connection with the issuance of the Notes. We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 (No. 333-12199) and to the reference to Dewey Ballantine LLP in the Registration Statement, the related prospectus and the related prospectus supplement under the headings "Legal Matters," and "Material Federal Income Tax Consequences."



                               Very truly yours,




                               /s/ Dewey Ballantine LLP